As filed with the Securities and Exchange Commission on November 5, 1999
                                                    Registration No. 333-_______
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ______________________

                            SYNBIOTICS CORPORATION
            (Exact name of Registrant as specified in its charter)


          CALIFORNIA                                         95-3737816
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                            ______________________

                11011 Via Frontera, San Diego, California 92127
                                (858) 451-3771
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ______________________


                               Kenneth M. Cohen
                     President and Chief Executive Officer
                            SYNBIOTICS CORPORATION
                11011 Via Frontera, San Diego, California 92127
                                (858) 451-3771
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ______________________

                                   Copy to:

                            Hayden J. Trubitt, Esq.
                            Matthew B. Swartz, Esq.
                        BROBECK, PHLEGER & HARRISON LLP
                         550 West C Street, Suite 1300
                          San Diego, California 92101
                            ______________________


       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.

                            ______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

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Title of Each Class of Securities      Amount To Be          Proposed Maximum             Proposed Maximum             Amount of
        To Be Registered                Registered      Offering Price Per Share(1)   Aggregate Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
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Common Stock, no par value per share   153,846 shares             $2.45                        $376,923               $104.78
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     (1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock as reported by the Nasdaq National Market on November 3, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                            SYNBIOTICS CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION........................................... 2
ABOUT SYNBIOTICS CORPORATION.................................................. 2
RISK FACTORS.................................................................. 3
FORWARD-LOOKING STATEMENTS.................................................... 7
USE OF PROCEEDS............................................................... 7
SELLING SHAREHOLDER........................................................... 7
PLAN OF DISTRIBUTION.......................................................... 8
LEGAL MATTERS................................................................. 9
INDEMNIFICATION............................................................... 9

PROSPECTUS



                                153,846 Shares

                            SYNBIOTICS CORPORATION
                                 Common Stock



     Our Common Stock is traded on the Nasdaq National Market under the symbol "SBIO". On November 3, 1999, the closing sale price of Synbiotics Common Stock as reported on the Nasdaq National Market was $2.50 per share.

     These shares of Common Stock are being sold by S.R. One, Limited, which received shares of our Common Stock as a result of our acquisition of International Canine Genetics, Inc. in 1996. We will not receive any part of the proceeds from the sale.

     See "Risk Factors" on page 3.


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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

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              The date of this prospectus is November 5, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder sells all the shares.

     --   Annual Report on Form 10-KSB for the year ended December 31, 1998;

     -- Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999;

     --   Current Report on Form 8-K/A dated April 2, 1999;

     -- Registration Statement of Form 8-A filed with the SEC on November 14, 1983. This filing describes the terms, rights and provisions applicable to our Common Stock; and

     -- Registration Statement on Form 8-A filed with the SEC on October 7, 1998. This filing describes the terms, rights and provisions applicable to our Preferred Stock Purchase Rights.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Synbiotics Corporation
     11011 Via Frontera
     San Diego, CA 92127
     Attn: Corporate Secretary
     (858) 451-3771

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-______).

                         ABOUT SYNBIOTICS CORPORATION

     We are a leading provider of rapid diagnostic and laboratory diagnostic products for the animal health care industry. We also market a line of animal vaccines. We were founded in 1982 to research and develop monoclonal antibody-based diagnostic and therapeutic products. In the early years, we were focused on developing therapeutics for human diseases. The high cost of human drug development, however, coupled with the lengthy FDA approval process, motivated us to begin commercializing its technology through the less restrictive animal health care market. Synbiotics is one of a small number of companies that focuses exclusively on animal health and is the second largest provider of diagnostic products to the animal health market.

     Our principal executive offices are located at 11011 Via Frontera, San Diego, California 92127, and our telephone number is (858) 451-3771.

                                 RISK FACTORS

     You should carefully consider the risks described below together with all of the other information included in or incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     No assurance that acquired businesses can be successfully combined

     There can be no assurance that the anticipated benefits of the 1998 acquisition of Prisma Acquisition Corp. ("Prisma"), the 1997 acquisition of the veterinary diagnostics business of Synbiotics Europe SAS ("SBIO-E"), the 1996 acquisition of the business of International Canine Genetics, Inc. ("ICG"), or any other future acquisitions (collectively, the "Acquired Business") will be realized. Acquisitions of businesses involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the Acquired Business, introduction of different distribution channels, potentially dilutive issuances of equity and/or increases in leverage and risk resulting from issuances of debt securities, the need to establish internally operating functions which had been previously provided pre-acquisition by a corporate parent, accounting charges, operating companies in different geographic locations with different cultures, the potential loss of key employees of the Acquired Business, the diversion of management's attention from other business concerns and the risks of entering markets in which we have no or limited direct prior experience. In addition, there can be no assurance that the acquisitions will not have a material adverse effect upon Synbiotics' business, results of operations, financial condition or cash flows, particularly in the quarters immediately following the consummation of the acquisition, due to operational disruptions, unexpected expenses and accounting charges which may be associated with the integration of the Acquired Business and Synbiotics, as well as operating and development expenses inherent in the Acquired Business itself as opposed to integration of the Acquired Business.

     The market in which we operate is intensely competitive and many of our competitors are larger and more established.

     The market for animal health care products is extremely competitive. Companies in the animal health care market compete to develop new products, to market and manufacture products efficiently, to implement effective research strategies, and to obtain regulatory approval. Our current competitors include significantly larger companies such as Pfizer Animal Health, Merial S.A.S. (the successor to Rhone-Merieux), Schering-Plough and IDEXX Laboratories. These companies are substantially larger and have greater financial, manufacturing, marketing, and research resources than we do. Our current competitors also have extensive expertise in conducting pre-clinical and clinical testing of new products and in obtaining the necessary regulatory approvals to market products. In addition, IDEXX Laboratories prohibits its distributors from selling competitors' products, including ours. Further, additional competition could come from new entrants to the animal health care market. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

     We have a history of losses and an accumulated deficit

     Although we generated profits for the years ended December 31, 1997 and December 31, 1996, we did not achieve profitability for the year ended December 31, 1998 and we have had a history of losses. Synbiotics has incurred a consolidated accumulated deficit of $9,951,000 at June 30, 1998. We may not achieve profitability again and if we are profitable in the future there can be no assurance that profitability can be sustained.

     We depend on third party manufacturers

     We contract for the manufacture of some of our products, including all of our vaccines and our ICT Gold(TM), VetRED(R), and Witness(R) diagnostic kits. We also expect that some of our anticipated new products will be manufactured by third parties. In addition, some of the products manufactured for us by third parties, including ICT Gold(TM), VetRED(R), and Witness(R) are licensed to us by their manufacturers. There are a number of risks associated with our dependence on third-party manufacturers including:

     .  reduced control over delivery schedules;

     .  quality assurance;

     .  manufacturing yields and costs;

     .  the potential lack of adequate capacity during periods of excess demand;

     .  limited warranties on products supplied to us; and

     . increases in prices and the potential misappropriation of our intellectual property.

     If any of our third party manufacturers fail to supply us with an adequate number of finished products, our business would be significantly harmed. We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits.

     In addition, sales of our feline leukemia virus ("FeLV") vaccine to Merial S.A.S. and other distributors for resale in Europe will be at risk unless our manufacturer, Bio-Trends International, Inc. ("Bio-Trends"), obtains European Union regulatory approvals for its manufacturing facilities. Loss of these sales would have a material adverse effect on our profitability and our cash flows.

     If we encounter delays or difficulties in our relationships with our manufacturers, the resulting problems could have a material adverse effect on us. In fact, all of our vaccine products (exclusive of our FeLV and canine corona virus products) were manufactured using bulk antigen fluids that were supplied by a third party. The supply agreement expired and we were unable to locate a replacement supplier for these bulk antigen fluids. We decided to discontinue the sales of the affected products once our remaining supplies were exhausted, which occurred during the second quarter of 1999. Sales of the affected products totaled $2,073,000, $1,596,000 and $1,225,000 during 1998,
1997 and 1996, respectively.

     We rely on third party distributors for a substantial portion of our sales

     During the year ended December 31, 1998, sales to two distributors totaled 33% of our net sales. Because we are dependent upon distributors for such a large portion of our sales, our ability to establish and maintain an adequate sales and marketing capability in any or all of our targeted markets may be impaired. Our failure to independently sell and market our products could materially harm our business. Further, distributor agreements render our sales exposed to the efforts of third parties who are not employees of Synbiotics and over whom we have no control. Their failure to generate significant sales of our products could materially harm our business. Reduction by these distributors of the quantity of our products which they distribute would materially harm our business. In addition, IDEXX Laboratories' prohibition against its distributors carrying competitors' products, including ours, has and could continue to make some distributors unavailable to us. We adopted a similar policy in the second quarter of 1999, which caused some of our distributors to abandon our product line. We are also exposed to the risk that any decision by us to sell our products directly over the counter could alienate our current distributors and veterinarian dispensers.

     We depend on key executives and personnel

     Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. Competition for qualified personnel in the animal health care products industry is intense, and we may not be successful in attracting and retaining such personnel. There are only a limited number of persons with the requisite skills to serve in those positions and it may become increasingly difficult to hire such persons.

     The loss of the services of any of our key personnel or the inability to attract or retain qualified personnel could harm our business.

     We rely on new and recent products

     We rely to a significant extent on new and recently developed products, and expect that we will need to continue to introduce new products to be successful in the future. There can be no assurance that we will obtain and maintain market acceptance of our products. There can be no assurance that future products will meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully commercialized.

     There can be no assurance that new products can be manufactured at a cost or in quantities necessary to make them commercially viable. If we are unable to produce internally, or to contract for, a sufficient supply of our new products on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, the introduction of new products would be delayed, which could have a material adverse effect on our business.

     We may need additional capital in the future.

     We currently anticipate that our existing cash balances and short term investments and cash flow expected to be generated from future operations will be sufficient to meet our liquidity needs for at least the next twelve months. However, we may need to raise additional funds if our estimates of revenues, working capital and/or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities.

     Further, our future capital requirements will depend on many factors beyond our control or ability to accurately estimate, including continued scientific progress in our product and development programs, the cost of manufacturing scale-up, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, the cost involved in patent infringement litigation, competing technological and market developments, and the cost of establishing effective sales and marketing arrangements. In addition, we expect to review potential acquisitions that would compliment our existing product offerings or enhance our technical capabilities. While we have no current agreements or negotiations underway with respect to any such acquisition, any future transaction of this nature could require potentially significant amounts of capital. Such funds may not be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop new products, or to otherwise respond to competitive pressures. This inability could materially harm our business.

     In July 1997, we obtained $15,000,000 of debt financing from Banque Paribas, of which $11,493,000 was used in connection with our acquisition of portions of Rhone Merieux S.A.S. The $15,000,000 included a $5,000,000 revolving line of credit. Draws by us under this line of credit are subject to certain requirements and can be used only for certain purposes. Additionally, Banque Paribas requires us to maintain certain financial ratios and levels of tangible net worth and also restricts our ability to pay dividends and make loans, capital expenditures, or investments without its consent.

     If adequate funds are not available to us, or if they are not available on terms reasonably favorable to us, we may need to delay, reduce, or eliminate one or more of our research and development programs. Any of these events would impair our competitive position and harm our business.

     Our business is seasonal

     Our operations are seasonal due to the success of our canine heartworm diagnostic products. Our sales and profits tend to be concentrated in the first half of the year as our distributors prepare for the heartworm season by purchasing diagnostic products for resale to veterinarians. The operations of SBIO-E have reduced our seasonality as sales of their large animal diagnostic products tend to occur evenly throughout the year. We believe that increased sales of our instrument products will also reduce our seasonality.

     Our failure to adequately establish or protect our proprietary rights may adversely effect us

     We rely on a combination of patent, copyright, and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We currently have 11 issued U.S. patents and several pending patent applications. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate and competitors may independently develop similar technologies. Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve our proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to our own. If we do not enforce and protect our intellectual property, our business will be harmed.

     From time to time, third parties, including our competitors, have asserted patent, copyright, and other intellectual property rights to technologies that are important to us. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the animal health care market increases.

     The results of any litigated matter are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required to:

     . pay substantial damages, including treble damages if we are held to have willfully infringed;

     .   cease the manufacture, use and sale of infringing products;

     .   expend significant resources to develop non-infringing technology; or

     .   obtain licenses to the infringing technology.

     Licenses may not be available from any third party that asserts intellectual property claims against us on commercially reasonable terms, or at all.

     Also, litigation is costly regardless of its outcome and can requires significant management attention. For example, in 1997, Barnes-Jewish hospital filed an action against claiming that our canine heartworm diagnostic products infringe their patent. We settled this lawsuit, but there can be no assurance that we would be able to successfully resolve similar incidents in the future.

     Also, because our patents and patent applications cover novel drug therapies,

     . the patent coverage which we receive could be significantly narrower than the patent coverage we seek in our patent applications; and

     . our patent positions involve complex legal and factual issues which can be hard for patent examiners or lawyers asserting patent coverage to successfully resolve.

     Because of this, our patent position could be vulnerable and our business could be materially harmed.

     The U.S. patent application system also exposes us to risks. In the United States, the first party to make a discovery is granted the right to patent it and patent applications are maintained in secrecy until the underlying patents issue. For these reasons, we can never know if we are the first to discover particular technologies. Therefore, we can never be certain that our technologies will be patented and we could become involved in lengthy, expensive, and distracting disputes concerning whether we were the first to make the disputed discovery. Any of these events would materially harm our business.

     Our business is regulated by the United States and various foreign governments

     Our business is subject to substantial regulation by the United States government, most notably the United States Department of Agriculture, and the French government. In addition, our operations may be subject to future legislation and/or rules issued by domestic or foreign governmental agencies with regulatory authority relating to our business. There can be no assurance that we will continue to be in compliance with any of these regulations.

     For marketing outside the United States, we, and our suppliers, are subject to foreign regulatory requirements in such foreign jurisdictions, which vary widely from country to country. There can be no assurance that we, and our suppliers, will meet and sustain compliance with any such requirements. In particular, our sales of feline leukemia virus vaccine to Merial S.A.S. and other distributors for resale in Europe will be at risk unless Bio-Trends, our supplier, obtains European Union regulatory approvals for its manufacturing facilities.

     Our liability insurance may prove inadequate

     Our products carry an inherent risk of product liability claims and associated adverse publicity. While we have maintained product liability insurance for such claims to date, we cannot be certain that this type of insurance will continue to be available to us or that, if it is available, that it can be obtained on acceptable terms. Also, our current coverage limits may not be adequate. Any claim against us which results in our having to pay damages in excess of our coverage limits will materially harm our business. Even if such a claim is covered by our existing insurance, the resulting increase in insurance premiums or other charges would increase our expenses and harm our business.

     We use hazardous materials

     Our business requires that we store and use hazardous materials and chemicals, including radioactive compounds. Although we believe that our procedures for storing, handling, and disposing of these materials comply with the standards prescribed by local, state, and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If any of these materials were mishandled, or if an accident with them occurred, the consequences could be extremely damaging and we could be held liable for them. Our liability for such an event would materially harm our business and could exceed all of our available resources for satisfying it.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDER

     We signed a purchase agreement with S.R. One, Limited on July 23, 1996. In connection with that purchase agreement, we sold 153,846 shares of our Common Stock to S.R. One, Limited. Prior to this offering, S.R. One, Limited owned all of the 153,846 shares. S.R. One, Limited plans to hold the shares for investment and has no present intention of distributing the shares. S.R. One, Limited's President serves as a director of Synbiotics. The shares are being registered to permit the public secondary trading of the shares, and S.R. One, Limited may offer the shares from time to time (see "Plan of Distribution").

     The following table contains certain information regarding S.R. One, Limited's beneficial ownership of our Common Stock as of October 31, 1999. The amount in the column "Number of Shares Being Offered" represents all of the shares that S.R. One, Limited may distribute in this offering. However, S.R. One, Limited currently has no agreements, arrangements or understandings related to the sale of any of the shares. The table assumes that S.R. One, Limited will sell all of the shares.

                                          Shares                                        Shares
                                     Beneficially Owned      Number of Shares      Beneficially Owned
                                     Prior to Offering         Shares Being          After Offering
                                  ------------------------                      ---------------------------
  Name of Selling Stockholder      Number         Percent       Offered/1/        Number          Percent
-------------------------------   --------      ----------   ---------------    ---------       -----------
S.R. One, Limited                  962,652         10.5%          153,846        808,806             8.8%

    /1/ S.R. One, Limited may offer less than the total amount of the shares being registered in this offering, or they may choose not to offer any of the shares being registered in this offering.

                             PLAN OF DISTRIBUTION

     We are registering the shares on behalf of S.R. One, Limited and any donees and pledgees who may sell shares received from S.R. One, Limited after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby (other than certain fees and expenses of the selling shareholder's counsel) will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Sales of shares may be effected by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided he meets the criteria and conforms to the requirements of such Rule.

     When the selling shareholders notify us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the names of the selling shareholders and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, when the selling shareholders notify us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 LEGAL MATTERS

     Our outside law firm, Brobeck, Phleger & Harrison LLP, San Diego, California will issue an opinion about the legality of the shares.

                                 INDEMNIFICATION

     Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     Article VIII of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

     Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in Synbiotics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

     (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

     (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

     (iii) for any transaction from which a director derives an improper personal benefit;

     (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

     (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

     (vi)   under Section 310 of the California Corporations Code; or

     (vii)  under Section 316 of the California Corporations Code.

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

     We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. We have entered into such indemnification agreements with each of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Synbiotics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various costs and expenses we are paying with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

         SEC Registration Fee................................................................  $    104.78
         Printing Expenses*..................................................................  $  1,000.00
         Expenses associated with complying with various states' registrations*..............  $      0.00
         Legal Fees and Expenses*............................................................  $  6,000.00
         Nasdaq Market Listing Fee*..........................................................  $      0.00
         Accounting Fees and Expenses*.......................................................  $  3,000.00
         Miscellaneous*......................................................................  $  3,000.00
                                                                                               -----------
           Total.............................................................................  $ 13,104.78
                                                                                               -----------

         _____________
         *Estimated

Item 15. Indemnification of Directors and Officers

         Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

         Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

         Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in Synbiotics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

         (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

         (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

         (iii) for any transaction from which a director derives an improper personal benefit;

         (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

         (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

         (vi)  under Section 310 of the California Corporations Code; or

         (vii) under Section 316 of the California Corporations Code;

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

         We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. We have entered into such indemnification agreements with each of our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Synbiotics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

          Exhibit Number      Exhibit
          --------------      -------

               4.1.1 Purchase Agreement dated July 23, 1996 by and Among Synbiotics, ICG and S.R. One./1/

               4.1.2 Amendment to Purchase Agreement dated September 7, 1996, by and Among Synbiotics, ICG and S.R One./2/

                 5.1          Opinion of Brobeck, Phleger & Harrison LLP.

                23.1          Consent of Independent Accountants.

                23.2 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

                24.1          Power of Attorney (see pages II-3 and II-4).

___________________

     /1/ Incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4, Registration No. 333-10343, dated September 12, 1996.

     /2/ Incorporated by reference to Exhibit 2.3 to the Registrant's Registration Statement on Form S-4, Registration No. 333-10343, dated September 12, 1996.

Item 17. Undertakings

        We hereby undertake:

        (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

          (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering; and

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 5th day of November, 1999.

                              SYNBIOTICS CORPORATION

                              By  /s/  Michael K. Green
                                  ----------------------------------------------
                                  Michael K. Green

                               POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Michael K. Green, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    Signature                                          Title                                  Date
                    ---------                                          -----                                  ----
          /s/ Kenneth M. Cohen                         Chief Executive Officer, President, and           November 5, 1999
----------------------------------------------
             Kenneth M. Cohen                                         Director
                                                            (Principal Executive Officer)

          /s/ Michael K. Green                         Chief Financial Officer, Vice President,          November 5, 1999
----------------------------------------------
             Michael K. Green                                         Finance
                                                            (Principal Financial Officer)

          /s/ Keith A. Butler                          Chief Accounting Officer and Corporate            November 5, 1999
----------------------------------------------
             Keith A. Butler                                          Controller

          /s/ Patrick Owen Burns                                      Director                           November 5, 1999
----------------------------------------------
             Patrick Owen Burns

          /s/ James C. DeCesare                                       Director                           November 5, 1999
----------------------------------------------
             James C. DeCesare

          /s/ Brenda D. Gavin                                         Director                           November 5, 1999
----------------------------------------------
             Brenda D. Gavin

          /s/ M. Blake Ingle                                          Director                           November 5, 1999
----------------------------------------------
              M. Blake Ingle

          /s/ Joseph Klein III                                        Director                           November 5, 1999
----------------------------------------------
             Joseph Klein III

          /s/ Donald E. Phillips                                      Director                           November 5, 1999
----------------------------------------------
             Donald E. Phillips

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   EXHIBITS

                                      TO

                                   FORM S-3

                                     UNDER

                            SECURITIES ACT OF 1933

                            SYNBIOTICS CORPORATION

                                 EXHIBIT INDEX
                                 -------------

   Exhibit Number   Exhibit
   --------------   -------

       4.1.1 Purchase Agreement dated July 23, 1996 by and Among Synbiotics, ICG and S.R. One./1/
       4.1.2 Amendment to Purchase Agreement dated July 23, 1996, by and among Synbiotics, International Canine
                    Genetics, and S.R One./2/
         5.1        Opinion of Brobeck, Phleger & Harrison LLP.
        23.1        Consent of Independent Accountants.
        23.2 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
        24.1        Power of Attorney (see pages II-3 and II-4).

________________
     /1/ Incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4, Registration No. 333-10343, dated September 12, 1996.

     /2/ Incorporated by reference to Exhibit 2.3 to the Registrant's Registration Statement on Form S-4, Registration No. 333-10343, dated September 12, 1996.